NOTICE OF LISTING ON THE STOCK EXCHANGE OF HONG KONG LIMITED

MACAU

Wynn Macau, Limited
永利澳門有限公司*

(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 1128 and Debt Stock Codes: 5279, 5280, 40102, 40259)

US$600,000,000 5.625% SENIOR NOTES DUE 2028
(Debt Stock Code: 40357)

US$250,000,000 5.500% SENIOR NOTES DUE 2026
(to be consolidated and form a single series with the US$750,000,000 5.500% senior notes due 2026 issued on 19 June 2020)
(Debt Stock Code: 40259)

Sole Global Coordinator and Left Lead Bookrunner
Deutsche Bank

Joint Bookrunners

Banco Nacional Ultramarino, S.A.	**Bank of China Macau Branch**	**Bank of Communications Macau**	**BNP PARIBAS**
BOC International	**BofA Securities**	**DBS Bank Ltd.**	**ICBC (Macau)**
J.P. Morgan	**Scotiabank**	**SMBC Nikko**	**United Overseas Bank**

* *For identification purposes only.*

Application has been made to The Stock Exchange of Hong Kong Limited for the listing of and permission to deal in (i) the US$600,000,000 5.625% senior notes due 2028 (the "**New Notes**"); and (ii) the US$250,000,000 5.500% senior notes due 2026 (the "**Additional Notes**", together with the New Notes, the "**Notes**") to be issued by Wynn Macau, Limited (the "**Company**") by way of debt issue to professional investors (as defined in Chapter 37 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong)) only, as described in the offering memorandum of the Company dated 19 August 2020. The listing of and permission to deal in the Notes are expected to become effective on or about 27 August 2020.

The Additional Notes will be consolidated and form a single series with the US$750,000,000 5.500% senior notes due 2026 issued on 19 June 2020 (the "**Original Notes**"). Certain details of the Original Notes are set out in the Company's announcement dated 14 June 2020.

The Additional Notes that are sold initially outside the United States of America pursuant to Regulation S under the United States Securities Act of 1933 (the "**Additional Reg. S Notes**") are subject to lock up outside the United States of America for 40 days, starting from and including the issue date of the Additional Notes, (the "**Lock Up Period**") pursuant to applicable securities laws. As a result, during the Lock-Up Period only, the Additional Reg. S Notes are given temporary security identification numbers that are different from those used for the Original Notes that were sold under Regulation S of the United States Securities Act of 1933 (the "**Original Reg. S Notes**"). After the Lock Up Period, the security identification numbers for the Additional Reg. S Notes will be changed to be same as the Original Reg. S Notes.

By Order of the Board
Wynn Macau, Limited
Dr. Allan Zeman
Chairman

Hong Kong, 26 August 2020

As at the date of this announcement, the Board comprises Matthew O. Maddox and Ian Michael Coughlan (as Executive Directors); Linda Chen (as Executive Director and Vice Chairman); Craig S. Billings (as Non-Executive Director); Allan Zeman (as Independent Non-Executive Director and Chairman); and Jeffrey Kin-fung Lam, Bruce Rockowitz, Nicholas Sallnow-Smith and Leah Dawn Xiaowei Ye (as Independent Non-Executive Directors).